EX-99.(e)(i)(a)

FIRST AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of November 27, 2019 by and between Global Beta ETF Trust (the “Trust”) and Compass Distributors, LLC (the “Distributor”) is entered into as of July 22, 2020 (the “Effective Date”).

WHEREAS, Trust and Distributor (the “Parties”) desire to amend Exhibit A of the Agreement to reflect the addition of two Funds; and

WHEREAS, Section 8 (d) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto reflecting the addition of Global Beta Low Beta ETF and Global Beta Momentum-Growth ETF.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

GLOBAL BETA ETF TRUST	COMPASS DISTRIBUTORS, LLC

By: /s/ Justin Lowry	By: /s/ Mark Fairbanks
Justin Lowry, Trustee	Mark Fairbanks, Vice President

ETF DISTRIBUTION AGREEMENT

EXHIBIT A

Global Beta Smart Income ETF
Global Beta Low Beta ETF
Global Beta Momentum-Growth ETF